UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Matrix Service Company
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MATRIX SERVICE COMPANY

2019 ANNUAL MEETING & PROXY

OUR VISION

To be the **company of choice** for engineering, constructing and maintaining the **energy** and **industrial infrastructure** that **people rely on** around the world.

OUR VALUES

COMMITMENT TO SAFETY

Put safety first for yourself and others. Create a zero-incident environment through leadership.

INTEGRITY

Do the right thing every time, ethically and honestly.

POSITIVE RELATIONSHIPS

Be respectful, promote collaboration and build lasting relationships.

STEWARDSHIP

Safeguard all that is entrusted to us.

COMMUNITY INVOLVEMENT

Make a difference in the communities where we live and work.

DELIVER THE BEST

Strive for excellence in all we do.

MATRIX SERVICE COMPANY

From the Chairman of the Board
FELLOW STOCKHOLDERS

On behalf of the Board of Directors, I am pleased to invite you to attend the Matrix Service Company 2019 Annual Meeting of Stockholders. The meeting will take place at the Matrix Service Company corporate headquarters, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, on Tuesday, November 5, 2019, at 9:00 a.m. Central Time.

The attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement provides information about the business we plan to conduct.

As your elected representatives, the Board strives to govern Matrix Service Company with transparency and in a way that will result in ongoing growth and the achievement of sustainable stockholder value. We do so by actively engaging with the Company's executive and senior leadership throughout the year on key business matters including Board governance and stockholder interests, safety, social responsibility, strategic direction, growth and value creation, executive compensation, and our most important resource — **our people.**

Matrix Service Company has the benefit of a talented, highly skilled management team that, together with the Company's more than 5,000 employees, understands the complexities of the business, is committed to the Company's vision, and is driven by its core values.

They understand the impact their work has on improving quality of life, as well as their responsibility for creating and protecting stockholder value. And they understand how these two things — purpose and performance — are intrinsically linked through successful execution of our multi-year strategic plan which is focused on safety, people and communication, clients and growth, and execution excellence.

We greatly value the input we receive from our investors and encourage you to communicate with the Company's leadership team and with us to ensure we effectively represent your interests.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your stock may be represented at the meeting.

Thank you for your trust and continued support, and for your investment in Matrix Service Company.

Sincerely,

Jim W. Mogg
Chairman of the Board
September 26, 2019

Notice of 2019 ANNUAL MEETING OF STOCKHOLDERS

Matrix Service Company

9:00 a.m. CST
November 5, 2019

5100 E. Skelly Dr., Ste. 100
Tulsa, OK 74135

Record Date and Voting

You are entitled to vote if you were a stockholder of record at the close of business on September 20, 2019 (the "Record Date"). Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the meeting. There were **27,131,446** shares of our common stock outstanding on the Record Date.

Items of Business

1. To elect seven members to our Board of Directors, each for a term extending until our 2020 Annual Meeting of Stockholders or until their successors have been elected or qualified.
2. To ratify our Audit Committee's engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.
3. To conduct an advisory vote to approve named **executive officer** compensation.
4. To transact such other business that properly comes before the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Proxy Voting

Your vote is important. Please vote via proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by internet, by telephone, or by using the accompanying proxy card.

- **proxyvote.com**
- **1 800 690 6903**
- **Follow proxy card instructions**

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on November 5, 2019 at 9:00 a.m. Central Time.

The proxy statement and Annual Report on Form 10-K are available online at **investors.matrixservicecompany.com and proxyvote.com**. The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

- The date, time, and location of the meeting;
- A list of the matters intended to be acted on and our recommendations regarding those matters;
- Any control/identification numbers that you need to access your proxy card; and
- Information about attending the meeting and voting in person.

ABOUT MATRIX SERVICE COMPANY

Founded in 1984 as a regional provider of tank repair and maintenance services, today Matrix Service Company (Nasdaq: MTRX) is a leading EPC contractor to North America's energy and industrial markets. We count our customers among the most recognized energy and industrial brands in the world, who rely on us to design, build, and maintain their most critical infrastructure.

INDUSTRIAL
• Integrated iron & steel
• Mining & minerals
• Bulk material handling
• Thermal vacuum chambers
• Cement, grain and fertilizer
OIL GAS & CHEMICAL
• Plant services and turnarounds
• Capital projects
• Small cap repair & construction
• Upstream services
• Industrial & adv. chemical cleaning
2019
Revenue
$1.4B
1991
Revenue
$86.5M
AST & REFINERY SERVICES
10% Average
Annual Growth Rate
STORAGE SOLUTIONS
• Storage tanks and terminals
• Specialty vessels
• Truck/rail loading/offloading
• Tank maintenance and repair
• Marine structures
• Tank products
ELECTRICAL INFRASTRUCTURE
• High voltage electrical
• Transmission and distribution
• Storm restoration
• Power generation packages

WITH INCREASING MOMENTUM we believe we are well-positioned for this continued revenue growth, improved profitability, and creation of sustainable long-term value for our stockholders, customers, and employees.

STORAGE SOLUTIONS

Market Drivers:

- Need for terminals to support abundant North American crude oil, LNG, and NGLs
- Global demand resulting in need for export capabilities and related infrastructure
- Need for mid-size LNG terminals to support peak shaving, bunkering, and power generation in off-grid and remote locations

OIL, GAS & CHEMICAL

Market Drivers:

- Ongoing need for refinery maintenance, turnaround, capital projects, and plant services
- Substantial investment in the petrochemical industry
- Need for processing facilities to support North America's abundant natural gas

FOCUS
Clear vision and strategy
Proven leadership team
Best-in-class people
Solid culture and core values
EXECUTION
Safety is critical
Demonstrated, consistent performance
Diversified revenue streams
Capital management
DEMAND
Strong, sustainable diverse markets
Diversified expertise
Positive GDP
MOMENTUM
Growing backlog and revenue
Higher EPS and EBITDA
Growing free cash flow
Strong balance sheet
ELECTRICAL INFRASTRUCTURE
OIL, GAS & CHEMICAL
STORAGE SOLUTIONS
INDUSTRIAL

INDUSTRIAL

Market Drivers:

- Continued investment by North America's integrated iron and steel companies in advanced high-strength steel and other next-generation processes
- Improving commodity pricing in copper and other non-ferrous metals, as well as gold and other rare earth minerals

ELECTRICAL INFRASTRUCTURE

Market Drivers:

- North America's aging infrastructure
- Need for more reliable, efficient, secure, and interconnected distribution infrastructure
- Demand for environmentally compliant power generation fueled by natural gas

BOARD AND CORPORATE GOVERNANCE

Our corporate governance framework is designed to promote the interests of our stockholders, support Board and management accountability, and drive a culture of excellence that will result in continued growth and sustainable long-term stockholder value.

GOVERNANCE HIGHLIGHTS

- Separate Chair and CEO
- Succession Planning Oversight
- Board Risk Oversight
- Annual Board and Committee Evaluations
- Independent Directors Meet in Executive Sessions
- Board Orientation
- Anti-Hedging and Pledging Policies
- Clawback Policy and Forfeiture Provisions
- Code of Conduct for Directors, Officers and Employees
- Stock Ownership Guidelines for Directors and Officers

DIVERSIFIED EXPERIENCE

Public Company Board Experience – Our Directors serve or have served with the boards of public companies.

Strategic Leadership – Extensive experience creating and leading business strategies designed to achieve desired outcomes, inspire innovation, and drive growth.

Financial Expertise/Literacy – Broad financial acumen with deep knowledge of corporate finance, investment strategies, and capital markets aimed at value creation.

Industry Experience – Highly engaged and dynamic leaders with significant business and operations expertise in energy, engineering and construction, and industrial markets.

Enterprise Risk Management – Expertise identifying and assessing complex business risk and risk mitigation strategies to safeguard enterprise and shareholder value.

Corporate Governance – Sound judgment and prudence, providing critical insights on corporate governance matters in an increasingly complex business environment.

International Business – Global business competence, offering valuable perspectives on international culture, business and leadership dynamics.

Mergers and Acquisitions - Wide-ranging experience and comprehension of strategies, valuations and complexities of business partnerships and transactions.

STEWARDSHIP
Chairman of the Board

JIM W. MOGG, 70

Director since Aug. 2013
Group Vice President,
Chief Development Officer
and Advisor to the Chairman,
Duke Energy (retired)
Current public company boards:
ONEOK, Inc., HighPoint Resources

JOHN R. HEWITT, 61

Director since May 2011
President and Chief Executive Officer,
Matrix Service Company

JOHN W. GIBSON, 67

Director since Apr. 2016
Chief Executive Officer, ONEOK, Inc. and ONEOK Partners GP, L.L.C. (retired)
Compensation Committee Chairman
Current public company boards:
ONEOK, Inc. and ONE Gas Inc.

MARTHA Z. CARNES, 59

Director since Jul. 2017
Assurance Partner,
PricewaterhouseCoopers LLP (retired)
Audit Committee Chairman
Current public company boards:
Core Laboratories N.V.

LIANE K. HINRICHS, 62

Director since Jun. 2018
Senior Vice President, General Counsel and Corporate Secretary,
McDermott International, Inc. (retired)
Nominating and Corporate Governance Committee Chairman

JOHN D. CHANDLER, 49

Director since Jun. 2017
Senior Vice President and
Chief Financial Officer,
Williams Companies, Inc.

JAMES H. MILLER, 64

Director since May 2014
Sole Director, Kvaerner U.S.
Current public company boards:
Philly Shipyard

MATRIX SERVICE COMPANY
5100 E. Skelly Dr., Ste. 100
Tulsa, OK 74135
PROXY STATEMENT - TABLE OF CONTENTS

i

MATRIX SERVICE COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 5, 2019

This proxy statement, along with a proxy card and our 2019 Annual Report, is first being mailed to stockholders on or about September 26, 2019

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held at 9:00 AM, Central Time on November 5, 2019, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting is scheduled to be held at the Company’s corporate headquarters, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK. This proxy statement and accompanying proxy card were first sent on or about September 26, 2019 to stockholders of record on September 20, 2019 (the “Record Date”). The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2019 accompanies this proxy statement.

If the accompanying proxy card is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, those shares will be voted FOR each of the Board’s nominees in respect of Proposal 1 and FOR Proposals 2 and 3. In addition, the proxy confers authority on the persons named in the proxy card to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Justin D. Sheets, Vice President, General Counsel and Secretary, Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and enclosed proxy card, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Other than the persons described in this proxy statement, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date, there were 27,131,446 shares of the Company’s common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock as of the Record Date is required for a quorum for the transaction of business.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals. The following vote is needed in order for the various proposals to be adopted:

Proposal 1 - Election of Directors: The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee’s election.

Proposal 2 - Ratification of Independent Registered Public Accounting Firm: The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. Abstentions will have the effect of a vote against the proposal.

Proposal 3 - Advisory Vote on Executive Compensation: The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.

A “broker non-vote” will have no effect on the outcome of the election of directors or Proposals 2 and 3.

PROPOSAL NUMBER 1:
Election of Directors

The Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The Board size is currently fixed at seven members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the seven nominees identified below. The Board recommends that you vote “For” the election of its seven nominees. Proxies solicited by the Board will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies.

Each of the Board’s nominees has consented to be named as a nominee in this proxy statement and to serve as a director if elected. If, at the time of the Annual Meeting, any of the nominees is unable to serve or for good cause will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.

Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting, legal and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective. The specific skills for each director is listed below:

Board of Directors - Skills Matrix

	Martha Z. Carnes	John D. Chandler	John W. Gibson	John R. Hewitt	Liane K. Hinrichs	James H. Miller	Jim W. Mogg
Public Company Board Experience	✔	✔	✔	✔	✔	✔	✔
Strategic Leadership	✔	✔	✔	✔	✔	✔	✔
Financial Expertise/Literacy	✔	✔	✔	✔	✔	✔	✔
Industry Experience	✔	✔	✔	✔	✔	✔	✔
Enterprise Risk Management	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔
International Business	✔		✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔	✔

Nominated Director Biographies

Set forth below is biographical information for each of the Board’s nominees for election as a director at the Annual Meeting, including a summary of the specific experience, qualifications, attributes and skills which led our Board to conclude that the individual should serve on the Board at this time, in light of the Company’s business and structure.

Martha Z. Carnes

Age: 59 Director Since: July 2017 Committees: • Audit (Chairman) • Compensation • Nominating and Corporate Governance
Ms. Carnes retired from PricewaterhouseCoopers LLP (“PwC”) in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC’s Energy and Mining leader in the United States where she led the firm’s energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC’s Risk Management Partners and was PwC’s United States representative on the firm’s Global Communities Board. She also serves on the Supervisory Board and is Chairman of the Audit Committee of Core Laboratories N.V., a Netherlands company that provides reservoir description and production enhancement services to the oil and gas industry. Ms. Carnes is also a member of the Governing Board of the Greater Houston Community Foundation and the Board of Trustees at Texas Children’s Hospital. From September 2017 to June 2019, she was a member of the Board of Directors and served on both the audit and conflicts committees of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Ms. Carnes received her B.B.A. in accounting from the University of Texas at Austin and is a certified public accountant

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight, financial reporting and broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC.

John D. Chandler

Age: 49 Director Since: June 2017 Committees: • Audit • Compensation • Nominating and Corporate Governance
On August 28, 2017, Mr. Chandler was appointed as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. (“Williams”). Mr. Chandler served as a director for WPZ GP LLC, the general partner of Williams Partners LP, from September 2017 to August 2018 when Williams Partners LP became a wholly-owned subsidiary of Williams. Mr. Chandler previously served as a director and as chairman of the audit committee of USA Compression GP, LLC, the general partner of USA Compression Partners, LP. He also previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. (NYSE:MMP) From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of two large publicly traded companies.

John W. Gibson

Age: 67 Director Since: April 2016 Committees: • Audit • Compensation (Chairman) • Nominating and Corporate Governance
Mr. Gibson is currently the non-executive Chairman of the Board of ONEOK, Inc. Mr. Gibson also served as the non-executive Chairman of the Board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., until its merger with a subsidiary of ONEOK, Inc. in June 2017. He served as Chief Executive Officer at ONEOK, Inc. from January 1, 2007 to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as ONEOK, Inc.’s President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was ONEOK, Inc.’s President, Energy from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. His service as a member of the board of directors of BOK Financial Corporation ended in December 2017, and he is also a former member of the Board of Trustees of Missouri University of Science and Technology.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Gibson should serve as a director include his service in a variety of roles of continually increasing responsibility at ONEOK, ONEOK Partners GP, L.L.C., Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his long career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

John R. Hewitt

Age: 61 Director Since: May 2011
Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of the Tulsa Area United Way, the Tulsa Area Salvation Army, the Philbrook Museum of Art, the Tulsa Area Tourism Improvement District and the Tulsa Boys Home. Mr. Hewitt also serves as an executive board member of the Tulsa Regional Chamber of Commerce.

Skills and Qualifications:

As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Liane K. Hinrichs

Age: 62 Director Since: June 2018 Committees: • Audit • Compensation • Nominating and Corporate Governance (Chairman)
Ms. Hinrichs served as Senior Vice President, General Counsel and Corporate Secretary for McDermott International, Inc. from October 2008 to August 2017. Previously, she served as McDermott’s Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm. Ms. Hinrichs received a Master of Law in Securities Regulation from Georgetown University Law Center, a J.D. from Tulane School of Law and a B.A. in English from Tulane University.

Skills and Qualifications:

Ms. Hinrichs brings a combination of boardroom experience, executive leadership and general counsel credentials in the engineering and construction industry. Her deep experience and expertise in governance, enterprise risk management, compliance, international issues and strategy ensure advocacy for best practices and contribute to the Board’s deliberations on some of today’s most critical issues.

James H. Miller

Age: 64 Director Since: May 2014 Committees: • Audit • Compensation • Nominating and Corporate Governance
On November 1, 2017, Mr. Miller was appointed as the sole director of Kvaerner U.S. with oversight and fiduciary responsibility for all U.S.-based operations. From June 2011 to October 31, 2017, Mr. Miller was Executive Vice President - Americas of Kvaerner U.S. He also serves on the Board of Directors of San Juan Construction, a privately-owned, multi-disciplined full service general contractor. Mr. Miller has had a consulting agreement with Seajay Consulting L.L.C. since October 2018. From June 2008 through June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. From June 2011 to April 2014, Mr. Miller also served as Chairman of the Board for Aker Philadelphia Shipyard ASA (re-named Philly Shipyard ASA in 2015) and re-assumed that position in February 2016. Prior to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas and before that was President of Aker Construction, Inc., which was one of the largest union construction companies in North America. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.

Skills and Qualifications:

Mr. Miller’s extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of the Company’s key markets including power generation and iron and steel.

Jim W. Mogg

Age: 70 Director Since: August 2013 Chairman of the Board
Mr. Mogg has served on the board of directors of ONEOK, Inc., a publicly traded diversified energy company, since July 2007. Mr. Mogg also served as a director of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., a publicly traded master limited partnership that operated natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, from August 2009 until its merger with a subsidiary of ONEOK, Inc. in June of 2017. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P. (“DCP Midstream”), from August 2005 to April 2007. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP (“TEPPCO”), reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the board of directors of High Point Resources, an exploration and production company, where he is currently the non-executive Chairman.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE ABOVE NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board uses its best efforts to adopt and implement sound corporate governance practices and believes strongly that effective corporate governance practices are an important component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.

The Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Board has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has affirmatively determined that each of Ms. Carnes, Mr. Chandler, Mr. Gibson, Ms. Hinrichs, Mr. Miller and Mr. Mogg are “independent” under the guidelines. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The Board also considered Mr. Miller’s familial relationships with the Company. Mr. Miller’s son is an employee of Matrix North American Construction. The Board concluded that this relationship did not impair Mr. Miller’s independence as his son did not hold an executive officer position within Matrix North American Construction and is several levels below the level of executive officer of Matrix.

Additionally, the Company performed two projects totaling $4.7 million for the construction of firewater tanks and related piping in New Jersey for Transcontinental Gas Pipe Line Company, a subsidiary of The Williams Companies, Inc. Mr. Chandler currently serves as CFO of Williams. Although Mr. Chandler is an executive officer of Williams, the Board concluded that this work does not impair his independence because he played no part in negotiating the related contracts and the dollar amount of the work is insignificant to both companies.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.

Board Leadership Structure and Role in Risk Oversight

The Board has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the Board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

The Board has six independent members and continues to have one non-independent member, the President and Chief Executive Officer of the Company. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and seek to ensure that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Meetings and Committees of the Board

The Company’s Board met nine times during fiscal year 2019. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2019, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board attended the 2018 Annual Meeting of Stockholders.

Audit Committee

Director	Fiscal 2019 Committee Service
Martha Z. Carnes, Chairman	Served all of fiscal 2019
James H. Miller, Member	Served all of fiscal 2019
John W. Gibson, Member	Served all of fiscal 2019
John D. Chandler, Member	Served all of fiscal 2019
Liane K. Hinrichs, Member	Served all of fiscal 2019

The Audit Committee assists the Board in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held four meetings during fiscal 2019.

Compensation Committee

Director	Fiscal 2019 Committee Service
John W. Gibson, Chairman	Served all of fiscal 2019
James H. Miller, Member	Served all of fiscal 2019
John D. Chandler, Member	Served all of fiscal 2019
Martha Z. Carnes, Member	Served all of fiscal 2019
Liane K. Hinrichs, Member	Served all of fiscal 2019

The Compensation Committee’s functions include reviewing and approving executive salary, Board compensation, short-term and long-term incentive awards, and other benefits. In addition, the Compensation Committee, in conjunction with the Board, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held five meetings during fiscal 2019. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, the Compensation Committee was composed of John D. Chandler, John W. Gibson, James H. Miller, Martha Z. Carnes and Liane K. Hinrichs, all of whom are non-employee directors of the Company. During fiscal 2019, none of the Company’s executive officers served on the Board or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2019 Committee Service
Liane K. Hinrichs, Chairman	Served all of fiscal 2019
James H. Miller, Member	Served all of fiscal 2019
John W. Gibson, Member	Served all of fiscal 2019
John D. Chandler, Member	Served all of fiscal 2019
Martha Z. Carnes, Member	Served all of fiscal 2019

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2019.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Board also strives to identify candidates with diverse backgrounds. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision making and enhances the Company’s business performance. The Company’s Corporate Governance Guidelines provide that when searching for new directors, the Committee should actively seek out qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences to include in the pool from which Board nominees are chosen.

The Committee also assesses the candidate’s qualifications as an “independent director” under NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Justin D. Sheets, Vice President, General Counsel and Secretary of Matrix Service Company, at 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. In order to be considered timely, a stockholder’s notice of proposal must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder (and the beneficial owner, if any, on whose behalf the nomination is made) and each such nominee and/or any other person or persons (naming such person or persons), relating to such nominee’s service on the Board, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice should also be accompanied by a completed director nominee questionnaire in the form required by the Company and a completed and signed written representation and agreement (executed by the nominee in the form provided by the Secretary of the Company upon written request) that such person:

•	is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;
•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company;
•	would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company;
•	will tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election in accordance with the Board’s policies or guidelines on director elections; and
•	intends to serve a full term if elected as a director of the Company.

The written notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;
•	the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;
•	the investment strategy or objective, if any, of such stockholder and its associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such associated person;
•	the disclosure of any short positions or other derivative positions relating to the Company’s shares of such stockholder and such beneficial owner, such information to be updated to reflect any material change in such positions through the time of the annual meeting;
•	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Company;
•	a representation that such stockholder is a holder of record of the Company’s stock entitled to vote at such meeting, will continue to be so through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
•	a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or to elect each such nominee;
•	the class and number of any security of any entity that was publicly disclosed as a peer by the Company; and

•	a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person.

The above summary may not contain all of the information about our stockholder nomination process. You are encouraged to read our Bylaws carefully for further details, which can be found in our public filings.

Executive Sessions

Executive sessions of the Board are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held on an as-needed basis, but at least quarterly.

Communications with the Board

The Board provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board or any of the directors at the following address: Board of Matrix Service Company c/o Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Non-Employee Directors

The Company’s Stock Ownership Guidelines for Directors, which were revised in August 2014 and confirmed in November 2017, require each non-employee director to own a number shares of our common stock equal in value to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Chairman of the Board or as Chairman of the Audit, Compensation or Nominating and Corporate Governance committees. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;
(2)	shares held in trust for the benefit of the director or his immediate family members;
(3)	shares purchased in the open market;
(4)	shares purchased through the Company’s Employee Stock Purchase Plan;
(5)	vested and unvested time-based restricted stock or restricted stock units (“RSUs”);
(6)	unvested performance or market-based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;
(7)	in-the-money vested unexercised stock options; and
(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.

Existing directors have five years from the August 2014 date of adoption or revision of the guidelines to attain this level of ownership. Directors elected or appointed after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. Furthermore, once the guidelines are met, the directors will remain in compliance with the Stock Ownership Guidelines if a drop in the Company’s stock price causes the director’s ownership level to drop below five times the annual retainer so long as the director has not sold any shares subsequent to passing the ownership test. Messrs. Mogg and Miller currently satisfy the requirements. Mr. John W. Gibson, who was appointed in April 2016, Mr. John D. Chandler, who was appointed in June 2017, Ms. Martha Z. Carnes, who was appointed in July 2017, and Ms. Liane K. Hinrichs, who was appointed in June 2018, do not currently satisfy the Stock Ownership Guidelines requirements; however, each is still within the initial five-year accumulation period.

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for their service on the Board or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.

Director compensation is generally reviewed on a bi-annual basis. It was last reviewed in November 2017 when the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.

The overall conclusions of the consultant were that the compensation structure of the Board was aligned with peer practices and that the annual value of compensation approximated the median of the identified peer group of companies. Upon careful consideration of the consultant’s recommendations, peer practices and the Company’s stated compensation objectives, the Committee approved the following, which remained in effect for fiscal 2019:

•	The value of the cash retainer remained at $85,000 for each non-employee director.
•	The annual equity grant would remain in the form of RSUs, the value of the grant would remain at $95,000 and the vesting period of the grant would remain unchanged at one year.
•	The Committee also concluded that the additional cash retainers should be the following amounts:
Additional Cash Retainer	Amount ($)
Chairman of the Board	75,000
Audit Committee Chairman	15,000
Compensation Committee Chairman	10,000
Nominating and Corporate Governance Committee Chairman	7,500

We also provide a Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”), which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at a regularly-scheduled meeting, the most recent of which took place on October 30, 2018. At that meeting, the Committee approved an increase in the average interest rate from 5.0% to 6.25% for the 2019 calendar year. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.

Director Compensation

The compensation earned by each of our non-employee directors in fiscal 2019 is summarized in the table below:

Name(1)	Fees Earned or Paid in Cash ($)(2)		Restricted Stock Awards ($)(3)	Stock Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Tom E. Maxwell	53,333	(6)	—	—	17,991	—	71,324
Jim W. Mogg	137,500	(7)	85,572	—	13,726	—	236,798
James H. Miller	85,000	(8)	85,572	—	8,985	—	179,557
John W. Gibson	95,000	(9)	85,572	—	2,775	—	183,347
John D. Chandler	85,000	(8)	85,572	—	—	—	170,572
Martha Z. Carnes	100,000	(10)	85,572	—	—	—	185,572
Liane K. Hinrichs	90,000	(11)	121,247	—	—	—	211,247
(1)	John R. Hewitt is not included in this table because he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers under the caption “Executive Officer Compensation”.
(2)	Includes retainer fees earned in fiscal 2019 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2019 but deferred under the Deferred Fee Plan.
(3)	The amounts shown represent the grant date fair value for awards granted during fiscal 2019 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2019 Annual Report on Form 10-K. The number of RSUs awarded in fiscal 2019 was determined by dividing the target value of $95,000 by the average share price over the 20-day period ending five days prior to the grant date multiplied by the closing share price on the grant date. For services provided as a member of the Board in fiscal 2019, Messrs. Mogg, Miller, Gibson and Chandler and Ms. Carnes each received an award of 4,116 RSUs with a grant date fair value of $85,572. Ms. Hinrichs received a pro-rata award of 5,832 RSUs with a grant date fair value of $121,247 for services provided from her appointment date of June 2018 through fiscal 2019. As of June 30, 2019, Messrs. Mogg, Miller, Gibson and Chandler and Ms. Carnes each held 4,116 unvested RSUs, and Ms. Hinrichs held 5,832 unvested RSU’s.
(4)	No stock option awards were granted to non-employee directors in fiscal 2019 and no options were outstanding at June 30, 2019.
(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan and earn interest on any deferred fees. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2019, the market rate for the deferrals was 2.508% as compared to the actual average rate earned of 5.0% for the first six months and 6.25% for the last six months.
(6)	Represents fees earned by Mr. Maxwell, including fees earned for his service as Chairman of the Board, from July 1, 2018 through his retirement date of October 30, 2018, all of which were deferred under the Deferred Fee Plan. Under this plan, Board members receive cash settlement of deferred fees one year after retirement, which will occur on October 30, 2019.
(7)	Mr. Mogg’s fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $2,500 for his service as Chairman of the Nominating and Corporate Governance Committee from July 1, 2018 to October 30, 2018, plus the pro-rated additional retainer of $50,000 for his service as Chairman of the Board for the remainder of fiscal 2019. Mr. Mogg deferred $100,000 of these fees.
(8)	Fees for Messrs. Miller and Chandler represent their annual retainers of $85,000. Mr. Miller deferred all of these fees, and Mr. Chandler’s fees were paid in cash.
(9)	Mr. Gibson’s fees represent his annual retainer of $85,000, plus the additional retainer of $10,000 for his service as Chairman of the Compensation Committee. Mr. Gibson deferred all of these fees.
(10)	Ms. Carnes’ fees represent her annual retainer of $85,000, plus the additional retainer of $15,000 for her service as Chairman of the Audit Committee. Ms. Carnes’ fees were paid in cash.
(11)	Ms. Hinrichs’ fees represent her annual retainer of $85,000, plus the pro-rated additional retainer of $5,000 for her service as Chairman of the Nominating and Corporate Governance Committee from October 31, 2018 through the end of fiscal 2019. Ms Hinrichs’ fees were paid in cash.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;
•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2019;
•	discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and
•	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2020.

The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that Martha Z. Carnes, John W. Gibson and John D. Chandler qualify as financial experts as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

Martha Z. Carnes, Audit Committee Chairman
James H. Miller, Audit Committee Member
John W. Gibson, Audit Committee Member
John D. Chandler, Audit Committee Member
Liane K. Hinrichs, Audit Committee Member

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2019 and 2018 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC.

	Deloitte & Touche LLP
	Fiscal 2019	Fiscal 2018
Audit Services	$1,465,345	$1,471,700
Other Services	10,000	—
Total	$1,475,345	$1,471,700

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.

PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Joseph F. Montalbano, age 70, has served as Vice President and Chief Operating Officer since May 2008. In August of 2019, Mr. Montalbano notified the Company of his intent to retire on June 30, 2020. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002, Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states. Mr. Montalbano also served on the Board of the Ronald McDonald House Charities of Tulsa from September 2014 to September 2018.

Kevin S. Cavanah, age 54, has served as Vice President – Finance, Chief Financial Officer since December 2010 and as Treasurer since December 2013. Mr. Cavanah also served as Secretary for the Company from December 2010 to October 2018. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. Mr. Cavanah also serves on the Board of the Tulsa Area United Way as well as its Finance and Audit Committee.

Alan R. Updyke, age 59, has served as President of Operations since September 2019. He was President of Matrix Service Inc., one of the Company’s principal operating subsidiaries, from February 2018 to September 2019. He previously served as Senior Vice President, Operations for Matrix Service Inc. from September 2014 to January 2018. Prior to that, he served as Vice President of Construction for Matrix Service Inc. from July 2012 to August 2014. Before joining Matrix Service Inc., Mr. Updyke spent 17 years with Brinderson in various roles, most recently as President of their Western Operations. In that role, Mr. Updyke was responsible for providing strategic leadership and management direction to four regional offices and all major capital construction projects. Previous to that, Mr. Updyke was the General Manager of Turner Industries West Coast Operations.

Jason W. Turner, age 48, has served as President, Matrix North American Construction, one of the Company’s principal operating subsidiaries, since December 2013. He previously served as Vice President, Corporate Development and Treasurer for Matrix Service Company from August of 2012 to December 2013 and as Vice President and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa.

Nancy E. Austin, age 52, has served as Vice President, Chief Administrative Officer for the Company since October 2018. She previously served as Vice President, Strategic Services and Administration from August 2016 to October 2018 and as Vice President, Human Resources from January 2006 to August 2016. Prior to that, Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified

Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work. Mrs. Austin serves on the Board of the Northeast Oklahoma Chapter of American Red Cross, and she also serves on the Board of the Girl Scouts of Eastern Oklahoma.

Rick J. Bennett, age 54, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Mr. Bennett served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and completed a Masters of Energy Business degree at the University of Tulsa in May 2018. Early in his career he served in the United States Navy as an Interior Communications Electrician. Mr. Bennett serves on the Tulsa Region Board of Junior Achievement of Oklahoma, and he also serves on the Advisory Board of 501tech.

Justin D. Sheets, age 41, has served as Vice President and General Counsel since September 2019, Secretary for the Company since October of 2018 and the Corporate Compliance Officer since September of 2015. From October 2014 to September 2019, he was Vice President, Legal and Risk Management. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in various capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey. Mr. Sheets has also served on the Board of Family & Children’s Services since 2016.

Bradley J. Rinehart, age 55, has served as President, Matrix Service Inc. since September 2019. He served as President, Matrix PDM Engineering from December 2016 to September 2019. He previously served as Vice President, Matrix Service Inc. from May 1997 to December 2016, Regional Manager for the Michigan Tank Construction Region (“Michigan Region”) from 1991 to May 1997, Operations Manager of the Michigan Region from 1990 to 1991, and as a project manager in the Michigan Region from 1988 to 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma. Mr Rinehart has also served on the Board of the Parkinson Foundation of Oklahoma since 2016.

Glyn A. Rodgers, age 61, has served as President, Matrix PDM Engineering since September 2019. He previously served as Vice President of Business Development for Matrix Service Inc. from January 2018 to September 2019. Prior to joining Matrix, he served as President for IHI E&C International Corporation from 2012 to 2016, President for Kvaerner Houston EPC Center from 2010 to 2012, President for Aker Solutions US Inc. from 2007 to 2010, President for Aker Solutions Facility Services from 2004 to 2007 and Vice President for Aker Plant Services Group Inc. from 2002 to 2004.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers” or “NEOs”) during fiscal 2019. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).

In fiscal 2019, the Company’s Named Executive Officers continued to be the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the presidents of the Company’s two largest operating companies.

Summarized below are the highlights of key decisions and actions taken regarding the compensation of our Named Executive Officers in fiscal 2019. These actions were approved by the Committee with advice from Meridian and are consistent with our stated compensation philosophy.

•	Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation in August 2018. In determining base salary adjustments for fiscal 2019, the Committee considered many factors including market data provided by Meridian, the Company’s financial and safety performance in fiscal 2018 and the absence of salary increases in fiscal 2018. Based on these factors, the Committee approved a salary increase of 6.7% for the CEO, 5.0% for the COO, 9.4% for the CFO, and 5.0% and 3.0% for the two operating company presidents. These salary adjustments were effective on September 1, 2018.
•	Fiscal 2019 Short-Term Incentive Compensation Targets: No changes were made to the target bonus opportunity for the Named Executive Officers, except that the maximum individual opportunity was increased from 150% to 200% of their target bonus. The fiscal 2019 plan metrics were based on the achievement of financial and safety goals. The achievement of the financial goals determine 85% of the payout while the achievement of the safety goals determine the remaining 15%. For a financial bonus to be paid, at least 50% of budgeted post-incentive operating income must be earned. For the presidents of the Company’s two largest operating companies, this is measured at the operating company level. For the CEO, COO and CFO, this is measured at the consolidated level.
•	Fiscal 2019 Short-Term Incentive Compensation Payout: Post-incentive operating income exceeded 50% of the budgeted amount for the two largest operating companies and the consolidated company. Therefore, four of the NEOs, including the CEO, received payouts related to financial performance of between threshold and target, and one NEO received a payout related to financial performance of slightly above target. For safety performance, three of the NEOs, including the CEO, received payouts slightly above threshold, one NEO received a maximum payout, and one NEO received no payout for safety.
•	Fiscal 2017 Performance Share Units (“PSUs”) Award Payout: The vesting of this award was based on the Company’s relative Total Shareholder Return for fiscal 2017 through the end of fiscal 2019 in comparison to a group of peer companies. The Company’s actual performance was in the 47th percentile, which was close to target performance; therefore, these PSUs vested at 89% of target on August 23, 2019.
•	Fiscal 2018 Cash-Based Long-Term Incentive Award Payout: The cash-based portion of the fiscal 2018 long-term incentive award was based on the average Return on Invested Capital for fiscal 2018 and 2019. The fiscal 2018 Return on Invested Capital was (3.5%) and the fiscal 2019 Return on Invested Capital was 10.6%. This financial performance resulted in an average Return on Invested Capital of 3.6% which is below the threshold level; therefore, no payout was earned or paid.

•	Fiscal 2019 Long-Term Incentive Awards: No changes were made to the design of the fiscal 2019 long-term incentive award for the Named Executive Officers. The actual long-term incentive awards for fiscal 2019 were comprised of the following:
•	One-third of the award consisted of service-based RSUs. Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates the vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. The award is forfeited if retirement occurs before the first anniversary of the award. Settlement still occurs on the normal vesting schedules;
•	One-third of the award consisted of performance units, or “PSUs”. Award recipients may receive anywhere from zero to two shares of our common stock for each PSU on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies over a performance period consisting of fiscal years 2019, 2020 and 2021; and
•	One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based LTI award will range from zero to 150% of the target payout and is based on the Company’s average Return on Invested Capital for fiscal years 2019 and 2020.
•	Fiscal 2018 Short-Term Incentive Compensation Payout: The Company did not achieve the minimum financial performance to warrant a cash payout. However, based on the record safety performance of the Company, the Committee approved the grant of a service-based RSU that vests one year after the grant. The fair value of the grant is included in the amounts for fiscal 2019 in the Stock Awards column of the Summary Compensation Table.

The following graphs illustrate the allocation of the fiscal 2019 target compensation opportunity for our Chief Executive Officer, Mr. Hewitt, and the weighted average of our other Named Executive Officers:

Fiscal 2019 Target Pay Mix for CEO

Annual Cash Incentive: 22.2%
Time-Based Restricted Stock Units: 18.5%
Base Salary: 22.2%
Long-term Performance Awards (Equity and Cash): 37.1%

Fiscal 2019 Target Pay Mix for Other NEOs Combined

Time-Based Restricted Stock Units: 13.7%
Annual Cash Incentive: 25.3%
Base Salary: 33.7%
Long-term Performance Awards (Equity and Cash): 27.3%

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.

Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•	Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally aligned with median (50th percentile) market levels.
•	Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.
•	Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.
•	Individual Performance – In addition to company-wide, operating subsidiary and business unit measures, our programs emphasize individual performance and the achievement of personal objectives.
•	Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of short and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract and retain top talent, and align the interests of our executive officers with our stockholders.

The Committee is supported by our Vice President, Chief Administrative Officer in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2018 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our 2018 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2018 Annual Meeting of Stockholders. At that meeting, nearly 98% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers’ compensation as disclosed in our proxy statement. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Salary;
•	Annual/Short-Term Cash Incentive Compensation;
•	Long-Term Incentive Compensation;
•	Other Benefits; and
•	Change of Control/Severance Agreements.

The Compensation Committee engages a compensation consultant on a bi-annual basis to ensure that the Company’s compensation package is consistent with that of its competitors. The Committee engaged Meridian in fiscal 2019 to evaluate the elements of target compensation and the appropriate mix of compensation programs. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

The Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s fiscal 2019 executive compensation practices analysis included a review of general industry survey data and of proxy information and other public filings for the following companies:

Aegion Corporation	KBR Inc.
Argan Inc.	MasTec Inc.
Babcock & Wilcox Enterprises Inc.	Mistras Group Inc.
Dycom Industries Inc.	MYR Group Inc.
EMCOR Group Inc.	Primoris Services Corporation
Granite Construction Inc.	Sterling Construction Company Inc.
Great Lakes Dredge and Dock Corporation	Team Inc.
IES Holdings Inc.

Base Salary

Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine the market median, or “50th percentile”, among comparable companies. This data was provided by Meridian. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance. We expect to continue to engage a compensation consultant to review and provide competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Most of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade and are based on market data.

Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-and long-term target incentive awards are set at a percentage of base salary.

Consistent with the Committee’s normal practice of reviewing executive compensation, Meridian’s observations and recommendations regarding the competitiveness of executive compensation were presented to the Committee at the August 2018 meeting. The Committee approved salary adjustments, which were based on the Company’s compensation philosophy of competitiveness and individual and business performance and in recognition that no base salary increases were made in the prior fiscal year. The Committee’s decisions are discussed below:

•	John R. Hewitt - Chief Executive Officer: In determining Mr. Hewitt’s salary adjustment, the Committee considered Mr. Hewitt’s achievements and the challenges faced by the business as well as the Meridian study, which indicated that Mr. Hewitt’s base salary was near the peer group median. Based on these factors, the Committee concluded that it would be appropriate to increase his base salary by 6.7%, or $50,000, from $750,000 to $800,000 effective September 1, 2018.
•	Joseph F. Montalbano - Chief Operating Officer: The Meridian study indicated that Mr. Montalbano’s base salary was near the peer group median. Based on Mr. Montalbano’s performance and his base salary relative to our peer companies, Mr. Hewitt recommended a base salary increase of 5.0%, or $24,806. The Committee approved Mr. Hewitt’s recommendation, and Mr. Montalbano’s base salary was increased from $496,125 to $520,931 effective September 1, 2018.
•	Kevin S. Cavanah - Chief Financial Officer: The Meridian study indicated that Mr. Cavanah’s base salary was near the peer group median. Based on Mr. Cavanah’s strong performance and his base salary relative to our peer companies, Mr. Hewitt recommended a base salary increase of 9.4%, or $40,852. The Committee approved Mr. Hewitt’s recommendation, and Mr. Cavanah’s base salary was increased from $434,148 to $475,000 effective September 1, 2018.

•	Alan R. Updyke - President, Matrix Service Inc.: The Meridian study indicated that Mr. Updyke’s base salary was at the peer group median. Based on Mr. Updyke’s performance, his base salary relative to our peer companies and Mr. Updyke’s prior increase that he received in February 2018 when he became President of Matrix Service Inc., Mr. Hewitt recommended a base salary increase of 3.0%, or $11,577. The Committee approved Mr. Hewitt’s recommendation, and Mr. Updyke’s base salary was increased from $385,903 to $397,480 effective September 1, 2018.
•	Jason W. Turner - President, Matrix North American Construction: The Meridian study indicated that Mr. Turner’s base salary was near the peer group median. Based on Mr. Turner’s performance and his base salary relative to our peer companies, Mr. Hewitt recommended a base salary increase of 5.0%, or $19,795. The Committee approved Mr. Hewitt’s recommendation, and Mr. Turner’s base salary was increased from $395,890 to $415,685 effective September 1, 2018.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;
•	emphasize overall company and business unit performance in the structuring of reward opportunities;
•	motivate and reward superior performance; and
•	provide incentive compensation opportunities that are competitive with the industry.

The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers other than the CEO in the form of targeted percentages of base salary are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. The targeted incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.

For fiscal 2019, the Committee approved the following key provisions of the annual/short-term incentive compensation plan:

•	If 50% of budgeted fiscal 2019 post-incentive operating income is not achieved, no incentives may be paid relating to financial metrics under the plan. Payouts relating to safety metrics may be paid regardless of financial performance.
•	Incentives would be weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.
•	Financial incentives would be based on operating income, and safety incentives would be based on Total Recordable Incident Rate, or “TRIR”.
•	Payout of short-term incentives attributable to operating income and safety for Messrs. Hewitt, Cavanah and Montalbano would be based on the Company’s consolidated performance.
•	Payout of short-term incentives for Messrs. Turner and Updyke would be based on the performance of the applicable operating company with respect to operating income and safety.
•	Once the Committee approved the incentive metrics, Threshold, Target and Maximum levels of performance were defined.

•	Target short-term payouts for fiscal 2019 were established for each of the Named Executive Officers. Mr. Hewitt’s target remained at 100% of his base salary while Messrs. Montalbano’s, Cavanah’s, Turner’s and Updyke’s targets remained at 75% of their respective base salaries.

Incentive targets and actual performance for the Named Executive Officers are as follows:

•	Safety performance targets, which represented 15% of the total incentive opportunity, were established based on the safety criteria discussed above. The specific criteria were as follows:
	Threshold	Target	Maximum
TRIR	0.60	0.50	0.40

In fiscal 2019, we achieved a consolidated TRIR of 0.59 while Matrix North American Construction (“MNAC”) and Matrix Service Inc. (“MSI”) achieved a TRIR of 0.93 and 0.33, respectively. Based on these results, Messrs. Hewitt, Montalbano and Cavanah earned safety incentives of between threshold and target, Mr. Turner did not earn a safety incentive, and Mr. Updyke earned the maximum safety incentive.

•	The financial incentive tied to post-incentive operating income represented 85% of the total bonus opportunity for the Named Executive Officers. The specific pre-tax operating income criteria and actual results were as follows:
	MNAC	MSI	Consolidated
	(in millions)
Target pre-tax operating income	$21.8	$25.0	$46.4
Actual pre-tax operating income	$14.1	$27.4	$37.9

Based on these results, Messrs. Hewitt, Montalbano, Cavanah and Turner earned financial incentives of between threshold and target while Mr. Updyke earned financial incentives of between target and maximum.

Details of the calculated incentives for each NEO, which were approved by the Committee at the August 2019 Compensation Committee Meeting, are as follows:

Name	Safety Incentive ($)	Financial Incentive ($)	Total Incentive ($)
John R. Hewitt	44,000	442,509	486,509
Joseph F. Montalbano	21,488	216,110	237,598
Kevin S. Cavanah	19,594	197,055	216,649
Alan R. Updyke	44,717	254,444	299,161
Jason W. Turner	—	145,070	145,070

Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has negative discretion with respect to actual payout of annual short term incentive awards and can reduce awards regardless of whether performance targets are achieved.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

Long-Term Incentive Compensation

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.

The Committee believes that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under the long-term incentive program, all awards are issued on an annual basis. A portion of the annual award is in the form of service-based RSUs that vest over a specified period of time. Service-based shares are an excellent tool to promote executive officer and management retention. The second portion of the award is in the form of performance units with performance criteria that link the realized value of the equity reward to achievement of stockholder value. Finally, the remaining portion of the award is cash-based and includes performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager and is based on market data.

Long-term incentive awards are reviewed and evaluated periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company. The Committee reviewed the long-term incentive plan in August 2018 in connection with the grant of fiscal 2019 long-term incentive awards and recommended no significant changes. The Committee’s review carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.

The Committee approved the following structure for the fiscal 2019 long-term incentive grant for NEOs:

•	One third of the grant consisted of service-based RSUs. Vesting will continue to occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates the vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. The award is forfeited if retirement occurs before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.
•	One third of the grant is in the form of PSUs. The PSUs cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return (“TSR”) of the Company’s common stock as compared to the TSR of a group of peer companies over the performance period. The potential award levels are as follows:
Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

In the event the Company achieves a relative TSR in excess of the 75th percentile but the actual TSR of the Company is less than zero, the Named Executive Officers will receive 1.5 shares for each performance unit.

The peer group for the fiscal 2019 performance unit award was as follows:

Aegion Corporation	KBR Inc.
Argan Inc.	MasTec Inc.
Babcock and Wilcox Enterprises Inc.	McDermott International Inc.
Dycom Industries Inc.	Mistras Group Inc.
EMCOR Group Inc.	MYR Group Inc.
Granite Construction Inc.	Primoris Services Corporation
Great Lakes Dredge and Dock Corporation	Quanta Services Inc.
IES Holdings Inc.	Sterling Construction Company Inc.
Jacobs Engineering Group Inc.	Team Inc.
•	The remaining one-third of the grant was a performance-based award which is payable in cash. The award cliff vests after two years and is based on the Average Return on Invested Capital (“AROIC”) achieved by the Company over fiscal years 2019 and 2020. The threshold AROIC goal is 6%, the target AROIC goal is 9% and the maximum AROIC goal is 12%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Grants made during fiscal 2019 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption “Executive Officer Compensation”.

Perquisites and Other Benefits

Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•	We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 100% of their salary (up to the annual IRS maximum). The Company’s safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.
•	In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, the Company provides a term life insurance policy equal to two times base salary up to a maximum of $1.5 million. For the CEO, additional corporate term life insurance policies of $500,000 with the Company as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.
•	The Company provides long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month. The Company also provides a supplemental executive long-term disability plan to the Named Executive Officers. Under the plan, the Named Executive Officers may receive disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses. The supplemental plan also increases the benefit up to a maximum of $20,000 per month.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Change of Control/Severance Agreements

We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy

Consistent with the principles of responsible oversight, the Company’s Board has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that:

•	any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;
•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and
•	the amount of the compensation would have been less had the financial statements been correct,

we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any equity securities of the Company that are held by any such person, directly or indirectly. This hedging policy also applies to family members and entities controlled by our directors, Named Executive Officers and other employees.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.
•	Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2019, short-term incentive payments cannot exceed 200% of target levels.
•	Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.
•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans and engages a compensation consultant on a bi-annual basis to ensure that our compensation package is consistent with that of our competitors.
•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.
•	Clawback Policy: We have the ability to recover excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws in certain circumstances.
•	Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.
•	Hedging Policy: Our hedging policy requires our senior management to retain the full risks and reward associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.

Equity Ownership Guidelines

The Board believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Security Ownership of Certain Beneficial Owners and Management—Equity Ownership Guidelines” for a description of our guidelines.

Report of the Compensation Committee of the Board

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

John W. Gibson, Chairman
James H. Miller, Member
John D. Chandler, Member
Martha Z. Carnes, Member
Liane K. Hinrichs, Member

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at June 30, 2019 for services in all capacities to the Company and its subsidiaries. The executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.

Summary Compensation Table

The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2019, 2018, and 2017:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John R. Hewitt Chief Executive Officer	2019	790,385	(4)	—	1,942,043	—	486,509	—	32,537	3,251,474
	2018	750,000		—	1,595,449	—	—	—	29,536	2,374,985
	2017	750,000		—	1,462,103	—	—	—	27,260	2,239,363
Joseph F. Montalbano Chief Operating Officer	2019	516,161	(4)	—	725,431	—	237,598	—	35,324	1,514,514
	2018	496,125		—	591,028	—	—	—	30,665	1,117,818
	2017	491,127		—	541,619	—	—	—	32,917	1,065,663
Kevin S. Cavanah Chief Financial Officer	2019	467,145	(4)	—	659,088	—	216,649	—	25,904	1,368,786
	2018	434,148		—	517,177	—	—	—	23,437	974,762
	2017	430,616		—	473,971	—	—	—	24,746	929,333
Alan R. Updyke President—Matrix Service Inc.	2019	395,254	(4)	—	400,642	—	299,161	—	26,786	1,121,843
Jason W. Turner President—Matrix North American Construction	2019	411,878	(4)	—	418,070	—	145,070	—	22,420	997,438
	2018	395,890		—	336,876	—	—	—	21,286	754,052
	2017	384,935		—	308,584	—	—	—	23,249	716,768
(1)	The amounts shown represent the grant date fair value for awards of RSUs and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation (“ASC718”). A portion of the awards that were granted in fiscal years 2017, 2018, and 2019 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts for fiscal 2019 include the safety portion of the fiscal 2018 short-term incentive plan award that was achieved but paid in the form of service-based RSU grants that vest after one year. The fair value of these grants totaled $131,350, $65,167, $57,024, $40,759 and $41,753 for Messrs. Hewitt, Montalbano, Cavanah, Updyke and Turner, respectively. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2019 Annual Report on Form 10-K.
(2)	Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan for the applicable fiscal year’s performance and for the cash-based portion of the long-term incentive award that was earned in the applicable fiscal year. In fiscal 2019, no amounts were earned under the cash-based portion of the long-term incentive plan. Therefore, the amounts shown for fiscal 2019 solely represent amounts earned under the annual/short-term incentive compensation plan.
(3)	Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2019 totaled $24,106, $23,828, $14,087, $15,296 and $11,024 for Messrs. Hewitt, Montalbano, Cavanah, Updyke and Turner, respectively. Matching contributions to our 401(k) plan in fiscal 2019 totaled $8,431, $11,496, $11,817, $11,491 and $11,396 for Messrs. Hewitt, Montalbano, Cavanah, Updyke and Turner, respectively.
(4)	The base salaries of Messrs. Hewitt, Montalbano, Cavanah, Updyke and Turner for fiscal 2019 represent 10 months of their current base salaries of $800,000, $520,931, $475,000, $397,480 and $415,685, respectively, and two months of their prior base salaries.

Grants of Plan-Based Awards During Fiscal 2019

The following table sets forth information with respect to grants of plan-based awards in fiscal 2019 to the Named Executive Officers:

		Estimated Future Payouts Under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/27/2018	400,000	800,000	1,600,000	(4)	—	—	—	—	—	—	—
	8/27/2018	333,330	666,660	999,990	(5)	—	—	—	—	—	—	—
	8/27/2018	—	—	—		8,346	33,383	66,766	39,464	—	—	1,942,043
Joseph F. Montalbano	8/27/2018	195,349	390,698	781,396	(4)	—	—	—	—	—	—	—
	8/27/2018	121,550	243,099	364,649	(5)	—	—	—	—	—	—	—
	8/27/2018	—	—	—		3,043	12,173	24,346	15,190	—	—	725,431
Kevin S. Cavanah	8/27/2018	178,126	356,251	712,502	(4)	—	—	—	—	—	—	—
	8/27/2018	110,832	221,664	332,496	(5)	—	—	—	—	—	—	—
	8/27/2018	—	—	—		2,775	11,100	22,200	13,740	—	—	659,088
Alan R. Updyke	8/27/2018	149,055	298,110	596,220	(4)	—	—	—	—	—	—	—
	8/27/2018	66,246	132,492	198,738	(5)	—	—	—	—	—	—	—
	8/27/2018	—	—	—		1,659	6,635	13,270	8,522	—	—	400,642
Jason W. Turner	8/27/2018	155,882	311,764	623,528	(4)	—	—	—	—	—	—	—
	8/27/2018	69,280	138,560	207,840	(5)	—	—	—	—	—	—	—
	8/27/2018	—	—	—		1,735	6,938	13,876	8,871	—	—	418,070
(1)	Represents the number of shares which may be issued pursuant to fiscal 2019 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on the Company’s common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2019 performance unit awards are described above under the caption “Compensation Discussion and Analysis”.
(2)	Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2019. The number of shares shown includes RSUs awarded in lieu of cash in respect of safety incentives achieved under the fiscal 2018 annual/short-term incentive compensation plan. The number of RSUs awarded in lieu of cash for Messrs. Hewitt, Montalbano, Cavanah, Updyke and Turner were 6,081, 3,017, 2,640, 1,887 and 1,933, respectively. These RSUs vest in full on the one-year anniversary of the grant date. The remaining awards vest in four equal annual installments beginning one year after the grant date subject to the Named Executive Officer’s continued employment with the Company.
(3)	Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company’s common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period for the peer companies which pay cash dividends. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2019 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies. The specific grant date fair values are as follows:
	Service-Based Awards				Performance-Based Awards
Name	Time-Based Awards (#)	Safety Incentive Awards (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at Target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	33,383	6,081	21.60	852,422	33,383	32.64	1,089,621	1,942,043
Joseph F. Montalbano	12,173	3,017	21.60	328,104	12,173	32.64	397,327	725,431
Kevin S. Cavanah	11,100	2,640	21.60	296,784	11,100	32.64	362,304	659,088
Alan R. Updyke	6,635	1,887	21.60	184,075	6,635	32.64	216,567	400,642
Jason W. Turner	6,938	1,933	21.60	191,614	6,938	32.64	226,456	418,070
(4)	The amounts shown are the potential cash incentive compensation awards for each Named Executive Officer under our annual/short-term incentive compensation plan described above under the caption “Compensation Discussion and Analysis”. Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”
(5)	Amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2019 long-term incentive award described above under the caption “Compensation Discussion and Analysis”. The actual cash payout can range from 0% to 150% of the target payout and will be based on average Return on Invested Capital for fiscal 2019 and fiscal 2020. Actual payouts for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End for 2019

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2019:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John R. Hewitt	—	—	—	—	108,370	2,195,576	213,007	4,315,522
Joseph F. Montalbano	—	—	—	—	40,273	815,931	78,520	1,590,815
Kevin S. Cavanah	16,850	—	10.19	11/17/2021	35,710	723,485	69,606	1,410,218
Alan R. Updyke	—	—	—	—	20,599	417,336	29,086	589,282
Jason W. Turner	—	—	—	—	23,197	469,971	44,751	906,655
(1)	Based on the closing price of our common stock on June 28, 2019 of $20.26.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	9,159	8/23/2019	32,605	(1)	8/23/2019
	7,976	8/25/2019	113,636	(1)	8/29/2020
	8,346	8/27/2019	66,766	(1)	8/27/2021
	6,081	8/27/2019
	14,205	8/29/2019
	9,158	8/23/2020
	8,346	8/27/2020
	14,204	8/29/2020
	8,346	8/27/2021
	14,204	8/29/2021
	8,345	8/27/2022
Joseph F. Montalbano	3,393	8/23/2019	12,078	(1)	8/23/2019
	2,512	8/25/2019	42,096	(1)	8/29/2020
	3,044	8/27/2019	24,346	(1)	8/27/2021
	3,017	8/27/2019
	5,262	8/29/2019
	3,392	8/23/2020
	3,043	8/27/2020
	5,262	8/29/2020
	3,043	8/27/2021
	5,262	8/29/2021
	3,043	8/27/2022
Kevin S. Cavanah	2,969	8/23/2019	10,570	(1)	8/23/2019
	2,219	8/25/2019	36,836	(1)	8/29/2020
	2,775	8/27/2019	22,200	(1)	8/27/2021
	2,640	8/27/2019
	4,605	8/29/2019
	2,969	8/23/2020
	2,775	8/27/2020
	4,604	8/29/2020
	2,775	8/27/2021
	4,604	8/29/2021
	2,775	8/27/2022
Alan R. Updyke	1,229	8/23/2019	4,376	(1)	8/23/2019
	1,039	8/25/2019	11,440	(1)	8/29/2020
	1,659	8/27/2019	13,270	(1)	8/27/2021
	1,887	8/27/2019
	2,860	8/29/2019
	1,229	8/23/2020
	1,659	8/27/2020
	2,860	8/29/2020
	1,659	8/27/2021
	2,860	8/29/2021
	1,658	8/27/2022
Jason W. Turner	1,933	8/23/2019	6,881	(1)	8/23/2019
	1,463	8/25/2019	23,994	(1)	8/29/2020
	1,735	8/27/2019	13,876	(1)	8/27/2021
	1,933	8/27/2019
	2,999	8/29/2019
	1,933	8/23/2020
	1,735	8/27/2020
	2,999	8/29/2020
	1,734	8/27/2021
	2,999	8/29/2021
	1,734	8/27/2022
(1)	Represents fiscal 2017, 2018 and 2019 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If at least threshold performance is achieved, the performance units are converted to the Company’s common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company’s common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The performance period (fiscal 2017, 2018 and 2019) for the fiscal 2017 performance unit award has been completed. In August 2019, the Compensation Committee certified that the Company’s relative Total Shareholder Return for the performance period resulted in an award of 0.89 shares for each performance unit granted. Accordingly, the number of shares presented for the fiscal 2017 performance unit award is equal to the number of shares actually earned for that period. Based on the Company’s relative Total Shareholder Return for fiscal 2018 and 2019 (two-thirds of the performance period for the fiscal 2018 award), the fiscal 2018 award is presented at the Maximum performance level. Based on the Company’s relative Total Shareholder Return for fiscal 2019 (one-third of the performance period for the fiscal 2019 award), the fiscal 2019 award is also presented at the Maximum performance level.

Option Exercises and Stock Vested During Fiscal 2019

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of RSUs in fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John R. Hewitt	—	—	36,950	789,901
Joseph F. Montalbano	—	—	12,934	276,518
Kevin S. Cavanah	—	—	11,355	242,759
Alan R. Updyke	—	—	5,859	125,203
Jason W. Turner	—	—	7,426	158,760
(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.
(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2019 relate to service-based awards and were as follows:
	Service-Based Awards		Performance-Based Awards		Total
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
John R. Hewitt	36,950	789,901	—	—	36,950	789,901
Joseph F. Montalbano	12,934	276,518	—	—	12,934	276,518
Kevin S. Cavanah	11,355	242,759	—	—	11,355	242,759
Alan R. Updyke	5,859	125,203	—	—	5,859	125,203
Jason W. Turner	7,426	158,760	—	—	7,426	158,760

The performance based awards that did not vest in fiscal 2019 were the fiscal 2016 performance unit awards that were based on relative Total Shareholder Return from fiscal 2016 through the end of fiscal 2018. Based on the Company’s performance over the vesting period, no payout was earned.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with all of our NEOs. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•	If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or
•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) the acquisition by any “person” or “group” (as defined pursuant to Section 13(d) under the Securities Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the “Board”) (together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; (iv) a “change in the ownership of a substantial portion of the assets” of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements or (v) the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event or is terminated from employment for reasons other than Cause, each within 24 months of a Change of Control, benefits are paid as follows:

•	Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.
•	Mr. Turner – Paid an amount equal to one and one-half years of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.
•	Mr. Updyke – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to his target short-term incentive payout which is currently 100% of base salary.
•	Mr. Cavanah, Mr. Montalbano, Mr. Updyke and Mr. Turner – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reasons other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the triggering event occurs and, generally, within thirty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2019 termination date and, where applicable, using the closing price of our common stock on June 28, 2019 of $20.26. These amounts are estimates only. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from us.

	Change of Control with Adverse Event or Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($)(1)	Non-Equity Incentive Plan Severance ($)(2)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($)(5)	Non- Equity Incentive Plan Severance ($)(6)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($)	No Contractual Benefits	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse(7)	Value of Stock Options That Would Vest ($)(3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($)(4)	Maximum Potential Payments
John R. Hewitt	1,600,000	162,170	—	6,056,928	800,000	800,000	—	—	—	—	—	6,056,928	7,819,098
Joseph F. Montalbano	1,041,862	79,199	—	2,238,559	520,931	79,199	—	—	—	1,156,631	—	2,238,559	3,359,620
Kevin S. Cavanah	950,000	72,216	—	1,986,391	475,000	72,216	—	—	—	—	—	1,986,391	3,008,607
Alan R. Updyke	397,480	99,720	—	962,677	397,480	99,720	—	—	—	—	—	962,677	1,459,877
Jason W. Turner	623,528	48,357	—	1,280,767	415,685	48,357	—	—	—	—	—	1,280,767	1,952,652
(1)	Represents payment of one year of base salary for Mr. Updyke, one and one-half years of base salary for Mr. Turner or two years of base salary for Messrs. Hewitt, Montalbano and Cavanah for the event specified based on base salary as of June 30, 2019.
(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.
(3)	Represents the value the Named Executive Officer would realize upon the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 28, 2019, multiplied by the number of nonvested stock options at June 30, 2019.
(4)	Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2019 multiplied by the market price of common stock at the close of business on June 28, 2019 plus the value of the unvested cash LTI awards, which are also assumed to vest based on the target level of performance.
(5)	Represents payment of one year of base salary for the event specified based on base salary as of June 30, 2019.
(6)	Represents 100% of annual salary for Mr. Hewitt. For Messrs. Montalbano, Cavanah, Updyke and Turner, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the previous three calendar years.
(7)	Represents the value Mr. Montalbano would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to his retirement. The value shown is the value of RSUs that would vest, the value of performance units that would vest (assuming a target performance level) and cash LTI awards that would vest (assuming a target performance level). For RSUs and performance units, the value represents the shares received multiplied by the market price of common stock at the close of business on June 28, 2019. Messrs. Hewitt, Cavanah, Updyke, and Turner were not eligible for retirement at June 30, 2019.

There are no other agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

CEO Pay Ratio

For the year ended June 30, 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of Matrix Service Company (other than our CEO) was $88,688;
•	the annual total compensation of our CEO was $3,251,474; and
•	based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 37 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.

We determined that, as of June 30, 2018, our employee population consisted of 4,397 individuals working at the Company and its consolidated subsidiaries, 4,167 of whom were U.S. employees and 230 of whom were non-U.S. employees.

As permitted under SEC rules, for purposes of identifying our median employee, we excluded 32 non-U.S. employees, or approximately 0.7% of our total employee population. Nine of the excluded employees were located in Australia, and 23 were located in South Korea. After this adjustment, our employee population consisted of 4,365 individuals.

Per Item 402(u) of Regulation S-K, a registrant is required to identify its median employee only once every three years provided that there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. For this year’s pay ratio disclosure, we intended to use the same median employee identified in June 2018. However, we believe it is no longer appropriate to use the original median employee as that median employee was promoted and received a 19% increase in total compensation. Instead we elected to use another employee from June 30, 2018, whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee.

Using a consistently applied compensation measure, which included base pay, overtime, and short-term incentives but excluded the value of health and welfare benefits, we ranked our employees from the highest paid to the lowest paid. Our employee population was evaluated as of June 30, 2018, and reflects compensation paid from July 1, 2017 through June 30, 2018. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency to our Canadian employees. We did not use any cost of living adjustments.

Where allowed under SEC rules, we have annualized compensation through June 30, 2018 for employees newly hired after July 1, 2017.

Based on the above determination, our median employee’s total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K) was $88,688. Our CEO’s total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table) was $3,251,474. The resulting ratio was 37:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules using the data and assumptions summarized above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NUMBER 3:
Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21 promulgated thereunder, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.

We use the following principles in the design and administration of our executive compensation program:

•	Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.
•	Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.
•	Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.
•	Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.
•	Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The son of James H. Miller, an independent member of our Board, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2019, received total cash compensation in excess of $120,000. In addition, the son of Joseph F. Montalbano, our Chief Operating Officer, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2019, received total cash compensation in excess of $120,000. The Audit Committee reviewed and ratified the employment relationship of Mr. Miller’s son and Mr. Montalbano’s son. In approving these relationships, the Audit Committee considered the following:

•	The compensation and other terms of employment of Mr. Miller’s and Mr. Montalbano’s immediate family members are determined on a basis consistent with the Company’s human resources policies and are comparable to other Company employees at similar levels.
•	Mr. Miller’s son was employed by a subsidiary of the Company prior to the time Mr. Miller joined the Board.
•	Mr. Montalbano’s son was selected from a pool of qualified candidates and does not report directly to his father.

On September 5, 2017, John D. Chandler, a member of our Board since June 20, 2017, was appointed Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. (“Williams”). The Company performed two projects totaling $4.7 million for the construction of firewater tanks and related piping in New Jersey for Transcontinental Gas Pipe Line Company, a subsidiary of Williams. The Audit Committee reviewed and ratified the transactions between subsidiaries of Williams and us. In approving these transactions, the Audit Committee considered the following:

•	Mr. Chandler played no role in negotiating or monitoring our performance under the contract, and all related transactions between us and the subsidiary of Williams were negotiated entirely at arm’s length.
•	The transactions were insignificant to each of Williams and Matrix, and Mr. Chandler has no personal interest in the transactions.
•	The transactions will in no way impair the ability of Mr. Chandler to act in our best interests.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the significance of the transaction to the related person;
•	the significance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2019, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership %(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,151,128	(2)	15.3%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	2,214,500	(3)	8.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,641,628	(4)	6.1%
Jim W. Mogg	38,013	(5)	*
James H. Miller	25,128	(5)	*
John W. Gibson	19,298	(5)	*
John D. Chandler	13,283	(5)	*
Martha Z. Carnes	12,727	(5)	*
Liane K. Hinrichs	5,832	(5)	*
John R. Hewitt	188,235	(5)	*
Joseph F. Montalbano	6,036	(5)	*
Kevin S. Cavanah	72,428	(5)	*
Alan R. Updyke	28,548	(5)	*
Jason W. Turner	34,718	(5)	*
All directors, director nominees and executive officers as a group (15 persons)	548,478	(5)	2.0%
*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon vesting of a restricted stock unit or upon exercise of an option within 60 days of August 31, 2019 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Information is as of December 31, 2018 and is based on the Schedule 13G/A dated January 29, 2019 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 4,082,347 shares and sole dispositive power over all of the shares shown.
(3)	Information is as of December 31, 2018 and is based on the Schedule 13G/A dated February 8, 2019 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment adviser. Dimensional has sole voting power over 2,109,040 shares and sole dispositive power over all of the shares shown.
(4)	Information is as of December 31, 2018 and is based on the Schedule 13G/A dated February 11, 2019 filed by The Vanguard Group (“Vanguard”). Vanguard is a registered investment advisor. Vanguard has sole voting power over 27,403 shares, sole dispositive power over 1,616,767 shares, shared voting power over 1,294 shares and shared dispositive power over 24,861 shares.
(5)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2019: Mr. Cavanah – 16,850 shares; 15 directors and executive officers as a group – 34,000 shares. Also includes the following shares of common stock that are issuable upon the vesting of RSUs within 60 days after August 31, 2019: 15 directors and executive officers as a group - 26,412 shares, which vest on October 30, 2019 and are all for directors.

Equity Ownership Guidelines

The Board believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

Our Equity Ownership Guidelines, which were most recently reviewed and reaffirmed in February 2019, are as follows:

•	Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain:
President/CEO	5 times base salary
CFO/COO/President of Operations/Presidents of the three principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary
•	Timing: The executive officers have until five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.
•	Eligible Forms of Equity:
•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the executive officer or immediate family members;
•	shares purchased in the open market;
•	shares purchased through the Company’s Employee Stock Purchase Plan;
•	vested and unvested time-based restricted stock or RSUs;
•	unvested performance or market based performance units, restricted stock or RSUs but only to the extent that the Company recognizes compensation expense with respect to such performance units, restricted stock or RSUs; and
•	the in-the-money value of vested and unexercised stock options.

All of our executive officers have met the equity ownership guidelines as of June 30, 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	1,513,211	$10.19	1,629,134
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,513,211	$10.19	1,629,134	(3)
(1)	Includes 840,438 RSUs and 619,073 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined. Also includes 53,700 share options with an exercise price of $10.19.
(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average exercise price.
(3)	Represents the total number of shares available for issuance under the Matrix Service Company 2018 Stock and Incentive Compensation Plan. Of the 1,629,134 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the Company’s 2020 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than May 29, 2020, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Bylaws, any stockholder who intends to present a proposal at the Company’s 2020 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. The enclosed proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 is first being mailed to stockholders on or about September 26, 2019 and accompanies this proxy statement. In addition, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 may be found by visiting the Company’s website at matrixservicecompany.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are Company stockholders may be “householding” the Company’s proxy materials and annual report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, Attention: Justin D. Sheets, or telephone at (918) 838-8822 and the Company will deliver a separate copy of the annual report or proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

Forward-Looking Statements

Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in Item 1A of the 2019 Form 10-K. These forward-looking statements can be identified by the use of words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions. These forward-looking statements include, among others, such things as:

•	the impact to our business of crude oil and other commodity prices;
•	amounts and nature of future revenues and margins from each of our segments; and
•	trends in the industries we serve.

These statements are based on certain assumptions and analyses we made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	economic, market or business conditions in general and in the oil, gas, power, iron and steel, agricultural and mining industries in particular;
•	the under-utilization of our work force;
•	reduced creditworthiness of our customer base and the higher risk of non-payment of receivables due to low prevailing crude oil and other commodity prices;
•	the inherently uncertain outcome of current and future litigation;
•	the adequacy of our reserves for claims and contingencies;
•	changes in laws or regulations, including the imposition, cancellation or delay of tariffs on imported goods; and
•	other factors, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 5, 2019

Stockholders may view this proxy statement, the enclosed proxy card and our 2019 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board,

Justin D. Sheets
Vice President, General Counsel and Secretary

September 26, 2019
Tulsa, Oklahoma

BOARD OF DIRECTORS

Jim W. Mogg
Chairman of the Board

John R. Hewitt
President and Chief Executive Officer

Martha Z. Carnes
Audit Committee Chairman

John D. Chandler
Director

John W. Gibson
Compensation Committee Chairman

Liane K. Hinrichs
Nominating and Corporate Governance Committee Chairman

James H. Miller
Director

MATRIX SERVICE COMPANY LEADERSHIP TEAM

John R. Hewitt
President and Chief Executive Officer and Director

Joseph F. Montalbano
Chief Operating Officer

Kevin S. Cavanah
Vice President and Chief Financial Officer

Alan R. Updyke
President, Operations

Nancy E. Austin
Vice President and Chief Administrative Officer

D. Quinton Beasley
Vice President, Accounting

Rick J. Bennett
Vice President and Chief Information Officer

Jack Frost
Vice President, Health, Safety and Environmental

Melissa K. Gilliland
Vice President, Human Resources

Justin D. Sheets
Vice President, General Counsel and Secretary

SUBSIDIARY LEADERSHIP TEAM

Bradley J. Rinehart
President, Matrix Service

Glyn A. Rodgers
President, Matrix PDM Engineering

Jason W. Turner
President, Matrix NAC

Kenneth L. Erdmann, P.E.
Senior Vice President, Matrix PDM Engineering

Shawn P. Payne
Senior Vice President, Matrix Service

Terry D. Stewart
Senior Vice President, Matrix NAC

Daniel T. Blair
Vice President, Matrix NAC

Frank M. Capristo
Vice President, Matrix Service

Patrick M. Chambers
Vice President, Matrix Service

Kevin A. Durkin
Vice President, Matrix Service

James C. Faroh
Vice President, Matrix NAC

Michael E. Formaini
Vice President, Matrix NAC

Jeffrey A. Hermann
Vice President, Matrix NAC

Bradley C. Killmer
Vice President, Matrix Service

Karen A. McDonald
Vice President, Matrix Service

Douglas J. Montalbano
Vice President, Matrix NAC

Vicki R. Reese
Vice President, Matrix NAC

MATRIX PDM ENGINEERING MATRIX NAC MATRIX SERVICE MATRIX APPLIED TECHNOLOGIES

Matrix Service Company is an Equal Opportunity/Affirmative Action employer and does not discriminate against any employee or applicant for employment because of race, color, religion, gender, sexual orientation, national origin, age, genetic information, disability, veteran status, marital status, or any other legally protected characteristic or category.

MATRIX SERVICE COMPANY

5100 E. SKELLY DR., STE. 100 | TULSA, OK 74135

MATRIXSERVICECOMPANY.COM

NASDAQ: MTRX

MATRIX SERVICE COMPANY
5100 EAST SKELLY DRIVE
SUITE 100
TULSA, OK 74135

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	Nominees	**For**	**Against**	**Abstain**
01	Martha Z. Carnes	☐	☐	☐
02	John D. Chandler	☐	☐	☐
03	John W. Gibson	☐	☐	☐
04	John R. Hewitt	☐	☐	☐
05	Liane K. Hinrichs	☐	☐	☐
06	James H. Miller	☐	☐	☐
07	Jim W. Mogg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	**Against**	**Abstain**
2	To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2020.	☐	☐	☐
3	Advisory vote on named executive officer compensation.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000429286_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 5, 2019 9:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM Central Time on November 5, 2019 at 5100 East Skelly Drive, Suite 100, Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000429286_2 R1.0.1.18